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                                                                   Exhibit 10.22


                           SOFTWARE LICENSE AGREEMENT


This License Agreement ("Agreement") made as of July 1, 2000 ("Effective Date"), between VI/Visualize, Inc. ("Visualize"), a Nevada corporation, having as its principal place of business at 1819 E. Morten Suite 210, Phoenix, Arizona 85020 and Accrue Software, Inc. ("Accrue"), a Delaware corporation, having its principal place of business at 48634 Milmont Drive, Fremont, CA 94538.

                                    RECITALS


A. Visualize has developed and owns certain computer software known as VantagePoint(TM) (defined below as the "Product").

B. Accrue wishes to include certain aspects of the Product in executable form in a web analysis product Accrue has developed (defined below as the "Application").

C. Visualize wishes to license the product to Accrue and Accrue wishes to license the Product from Visualize on the terms and conditions set forth herein.

                              TERMS AND CONDITIONS

1.     DEFINITIONS

1.1 "Product" is defined as any component of VantagePoint(TM), as described in Exhibit A that is supplied to Accrue under the terms of this Agreement, including all Documentation, Product Releases and Maintenance Releases.

1.2 "Documentation" is defined as the "VantagePoint(TM) Reference Manual" in electronic or printed form and the "VantagePoint(TM) Class Library Reference."

1.3 "Product Release" is defined as a major enhancement or restructuring of the Product. A Product Release is identified by an integer version number, for example, VantagePoint(TM), Version 4.0.

1.4 "Maintenance Release" is defined as an update to an existing release, which adds minor features or corrects documented bugs. A Maintenance Release is identified by a decimal integer appended to the Product Release number, for example, Version 4.1.

1.5 "Application" is defined as the software programs including enhancements and future version thereof into which Accrue wishes to integrate the Product, as more fully described in Exhibit C.

2.     LICENSE OF PRODUCT

2.1 LICENSE: Visualize hereby grants to Accrue a perpetual, non-exclusive, worldwide license (i) to copy and incorporate all or part of Product, in object code (class files) in Application and (ii) to market, distribute, license and sublicense, without restriction, Application which incorporates the Product and any modifications, enhancements, and/or alterations thereto. If and when the source code to the Product is released to Accrue under Section 4.9 below,


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       Visualize hereby grants Accrue a perpetual, non-exclusive worldwide, royalty-free license to use the source code to support and maintain the Product as well as make modifications and enhancements thereto (including enhancements that maintain competitiveness of the Product with then market standards) in support of Accrue's rights to market, distribute, and license Application which incorporates the Product. Accrue may not, without Visualize's written consent, distribute the product as a stand-alone product or otherwise use the Product in a manner inconsistent with this license agreement, except that Accrue may distribute Maintenance Releases and Product Releases on a stand-alone basis to its end users of the Application.

2.2 CONSIDERATION: For the rights and license granted herein, Accrue will pay Visualize as provided in Exhibit B attached hereto. [*] payments to Visualize will be made [*], with the first payment due on or before October 31, 2000.

2.3 PROPRIETARY RIGHTS: Accrue agrees that the Product is and shall remain the sole property of and proprietary to Visualize. Nothing in this Agreement shall alter these rights and no title to or ownership of the Product is transferred to Accrue. Each part may use the trademarks or name of the other in promotional and advertising material related to distribution of the Product provided such use is consistent with the standards of other party and is approved by such party before use of the material. Any such material not disapproved within five working days will be deemed approved.

2.4 DELIVERY OF PRODUCT: Upon execution of this Agreement, Visualize shall deliver to Accrue the Product, (by CD-ROM, magnetic diskettes, or electronically for installation on Accrue's computers) and such other diskettes, CD-ROMs, manuals, examples, and other information as may relate to or comprise the Product, including without limitation the items described on Exhibit A hereto. The Product will be shipped to Accrue at the address set forth on the signature page or such other address specified by Accrue in writing. Visualize may package and ship the product in any commercially reasonable manner. Thereafter, Visualize will deliver to Accrue, without charge (by CD-ROM, magnetic diskettes, or electronically for installation on Accrue's computers) any Product Releases and Maintenance Releases and one master copy of any changes to the related Documentation promptly when available.

2.5 TAXES: Accrue is responsible for all applicable sales, use, personal property, excise or other similar taxes or export and import taxes, duties, and charges, however designated (except only for tax based on the net income of Visualize or franchise tax arising from Visualize's activities) and such taxes shall be paid directly by Accrue or reimbursed by Accrue to Visualize, as necessary, without reducing the amount otherwise due to Visualize hereunder.

3.     SUPPORT AND MAINTENANCE

3.1 SUPPORT: Visualize will provide Accrue, free of charge, with phone and email technical support for Product Release 4.0 and beyond [*] for the term of the contract. Such support will be available only during the hours of 8 a.m. to 5 p.m. Arizona Time. Accrue will provide technical support to its end users, and Visualize will interface only with one primary and back-up Accrue appointed technical support representative on any technical support related issues.


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3.2  TRAINING: Visualize will provide Accrue, [*], with 16 consulting hours, all or part of which may be used in an on site training visit by a Visualize developer to Accrue, with travel at Accrue's expense.

3.3 MAINTENANCE: Visualize will provide, [*] promptly when available, Product Releases and Maintenance Releases to Accrue during the term of this Agreement. Maintenance Releases will be provided to fix bugs, whether or not reported by Accrue, and to provide minor enhancements to the Product. If Accrue reports a documented, reproducible bug in Product that significantly impairs the intended functionality of the Application, then Visualize will use its best efforts to provide a specific correction within 7 business days. Visualize shall notify Accrue of its plans to release any Product Release or Maintenance Release as soon as practicable prior to the scheduled release date, and in no event less than twenty (20) days prior to such release.

4.   COVENANTS

4.1 CONFIDENTIALITY: Each party will keep confidential any confidential information relating to (i) the Product or to the other party's business, finances, marketing and technology to which it obtains access and (ii) the terms and conditions of this Agreement, and each party agrees that it will take reasonable precautions to protect such confidential information of the other party, or any part thereof to the same extent it protects its own similar confidential information from any use, disclosure or copying. Confidential information of a party shall not include information which (i) is or becomes publicly known through no fault of the other part, (ii) is disclosed to the other party by a third party who had lawfully obtained such information and without a breach of such third party's confidentiality obligations (iii) is developed independently by the other party, or (iv) the party has given written permission to the other party to not keep confidential. A party wishing to use or disclose information based on any of the foregoing exceptions will have the burden of proving the applicability of such exception by objective or verifiable evidence and will in no event use such information prior to 30 days after notice of such intention to the other party hereto.

4.2  INJUNCTIVE RELIEF: In the event of a breach of any of the provisions of
     Section 4.1, the parties agree that there would be no adequate remedy at law, and accordingly the parties agree that the non-breaching party, in addition to any other available legal or equitable remedies, is entitled to see injunctive relief against such breach without any requirement to post bond as a condition of such relief.

4.3 COPYRIGHT PROTECTION: Accrue shall include with all copies of Product any copyright and trademark notices included in the object code version of the Product (to the extent such inclusion is technically feasible and reasonable, given the parties' intended use of Product), and shall comply with Visualize's reasonable written instructions regarding protection thereof under applicable copyright laws.

4.4 REVERSE COMPILING: Accrue shall not attempt to create or permit others to attempt to create, by reverse compiling or disassembling or otherwise, any part of the source program for the Product from the object code or from other information made available to Accrue. Accrue authorizes Visualize to incorporate means for such reverse compilation or disassembly in the Product.

4.5 COPIES: Accrue may make machine-readable copies of each Product and copies of the Documentation and other documents as necessary for the use authorized in this Agreement.

* CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES EXCHANGE COMMISSION.
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     All copies, whether in machine readable, printed, or other form, are part of the Product and Accrue must include on all such material Visualize's notice of its proprietary rights in the form set forth in the Product as delivered to Accrue.

4.6 ACCESS: Accrue may disclose and make the Product accessible to its employees, contractors and agents only to the extent needed to exercise the licenses granted hereunder.

4.7 GENERAL PAYMENT TERMS: Past due amounts will accrue interest at a rate of one percent (1%) per month. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled to reimbursement of all costs and reasonable attorney's fees incurred by such party.

4.8 SOFTWARE AUDIT RIGHTS: Visualize shall have the right, not more than twice each calendar year during the term of this Agreement, upon thirty (30) days prior written notice to Accrue, to enter Accrue's premises during normal business hours to inspect Accrue's records to verify compliance by Accrue with the terms of this Agreement. Accrue agrees to cooperate with Visualize in any such inspection. All costs of such audit shall be borne by Visualize provided that if any audit reveals an underpayment of 5% or more during the audited period, the cost of such audit shall be borne by Accrue, and Accrue shall promptly pay the amount of the underpayment plus accrued interest.

4.9 PRODUCT SOURCE CODE: Visualize shall, at its sole cost and expense, establish a software escrow account with an escrow agent satisfactory to Accrue within sixty (60) days of the Effective Date and shall deposit a copy of the source code and object code for the Product and existing Documentation, manuals, logic diagrams, flow charts, operating instructions, other materials describing the programming, design and use of the product. After the Effective Date, Visualize shall deposit into the escrow account all source code and object code for Maintenance Releases and Product Releases and then-existing documentation upon delivery of such releases to Accrue. Should Visualize become insolvent, declare bankruptcy or be declared bankrupt by a competent tribunal, make an assignment for the benefit of creditors, cease to conduct business in the normal course, or cease support of the Product for more than 60 days, Accrue shall be entitled to obtain from the escrow account a complete copy of the escrow materials, including the Product source code, from such escrow account, which Accrue shall have the right to use as set forth in the source code license in Section 2.1 above. In the event Visualize resumes rendering requested Support and Maintenance, the source code will be returned to the escrow account and be subject to the terms and conditions of this section governing access to such source code.

5.   WARRANTIES AND INDEMNIFICATION

5.1 EXPRESS WARRANTY: Visualize represents and warrants to Accrue that it has all necessary corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to license the Product to Accrue, and that such license does not conflict with or infringe any rights of any third party (including, without limitation, any copyrights, patent rights or trade secrets), or any agreement to which Visualize is bound or the Product is subject.

5.2 LIMITED WARRANTY: Visualize hereby warrants to Accrue that the Product will conform to its published specifications in all material respects. This warranty is limited and shall not apply if failure of the Product to conform to published specifications results from (i) improper use of the Product; or (ii) operation of the Product outside the environmental conditions
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     specified on the User Documentation; or (iii) modifications to the Product not made by Visualize. This warranty does not apply to any release of the Product that is designated "beta test software" or "pre-release software" by Visualize.

5.3 EXCLUSION OF IMPLIED WARRANTIES: ANY AND ALL OTHER WARRANTIES AS TO THE PRODUCT AND USER DOCUMENTATION, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, ARE SPECIFICALLY EXCLUDED, WAIVED, AND NEGATED.

5.4 LIMITATION OF LIABILITY: NEITHER VISUALIZE NOR ITS OFFICERS, EMPLOYEES, OR DIRECTORS SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS OR BENEFITS, LOSS RESULTING FROM THE USE OF THE PRODUCT OR ARISING OUT OF ANY BREACH OF ANY WARRANTY. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, VISUALIZE SHALL HAVE NO LIABILITY FOR ANY CLAIM OF ANY KIND OR NATURE, INCLUDING BUT NOT LIMITED TO VISUALIZE'S NEGLIGENCE, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, OR IN CONNECTION WITH ANY USE OR OTHER EMPLOYMENT OF ANY PRODUCT LICENSED TO THE CUSTOMER HEREUNDER, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, OR OTHERWISE, WHICH MAY BE ASSERTED BY THE CUSTOMER, EXCEPT FOR IN RESPECT OF THIRD-PARTY CLAIMS PURSUANT TO SECTION 5.6 HEREIN, VISUALIZE'S AGGREGATE LIABILITY TO THE CUSTOMER FOR ALL LOSS AND DAMAGE WHETHER IN NEGLIGENCE, CONTRACT OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR THE OPERATION OR FAILURE TO OPERATE OF THE PRODUCT, SHALL IN ANY EVENT BE LIMITED TO AMOUNTS PAID TO VISUALIZE BY ACCRUE UNDER THIS AGREEMENT.

5.5 NOTIFICATION: Accrue shall notify Visualize in writing of any claim or other legal proceeding involving the product promptly after it becomes aware of any such claim of proceeding, and will also report all claimed or suspected failures of the Product to conform to the Documentation promptly after Accrue becomes aware of any such claimed or suspected failure, during the term of the Agreement.

5.6 INDEMNIFICATION BY VISUALIZE: Visualize will defend, indemnify, and hold harmless Accrue against any claim that the Product (including Maintenance Releases and Product Releases) infringes any claim of copyright or trademark of any third party, or any claim under any patent or patent application, or that the foregoing incorporate any misappropriated trade secrets of a third party, provided that Accrue gives Visualize prompt written notice thereof, grants Visualize sole control of the defense and any related settlement negotiations, cooperates with Visualize in the defense of such claim and does not agree to settle any such claim without Visualize's written consent. If use of the Product is finally enjoined, or if Visualize anticipates the possibility of such an injunction, Visualize, at its option, will either (i) procure for Accrue the right to use the Product under the same terms and conditions of this Agreement (ii) replace the Product with a substantially equivalent program the use of which is not so enjoined, or if neither of the foregoing options is reasonable available, (iii) terminate Accrue's license and refund the license fee paid for the Product. Notwithstanding the foregoing, Visualize shall have no liability to Accrue if the infringement results from (a) use of the Product in combination with other software or hardware, if the Product alone would not have been so infringing, (b) modifications to the Product not made by Visualize if such
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      infringement would have been avoided by the absence of such modification, or (c) use of other than the versions of the Product most recently offered to Accrue within the proceeding six month period if such infringement would have been avoided by use of such current revisions. THE FOREGOING STATES THE ENTIRE LIABILITY OF VISUALIZE, AND THE SOLE REMEDY OF ACCRUE, WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR CONTRACTUAL RIGHTS OF THIRD PARTIES BY THE PRODUCT(S) OR ANY PARTS OR RELEASES THEREOF.

5.7 EXCLUSIVE REMEDIES: Except in the case of infringement of a third party intellectual property right, Accrue's exclusive remedies for any claims against Visualize arising out of the Agreement shall be limited to the following, at the option of Visualize: (a) replacement by Visualize of the Product with software acceptable to Accrue that functions substantially in accordance with the User Documentation; (b) repair by Visualize of the Product, by patch or work around, so that it functions substantially in accordance with the User Documentation or; (c) refund by Visualize of the money paid by Accrue and received by Visualize in respect to the product. Accrue acknowledges that this Section 5.7 limits its remedies in the event that Visualize has breached any of its obligations to Accrue. WITHOUT LIMITING THE FOREGOING, VISUALIZE AND ACCRUE AGREE THAT IF ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL OTHER LIMITATIONS AND EXCLUSIONS OF LIABILITY SET FORTH HEREIN SHALL REMAIN IN EFFECT.

6.    TERM AND TERMINATION

6.1   TERM: The term of this Agreement will be three years from the Effective
      Date.

6.2 TERMINATION FOR CAUSE: The occurrence of any of the following events shall constitute a default under the terms of this Agreement, and a cause for termination of this Agreement:

      (a) The failure by Accrue to pay Visualize any amount on or before the day payment is due, thirty (30) days after receipt of written notice notifying Accrue of such failure (to allow Accrue to cure such default); or

      (b) The failure of a party to cure any breach of any material term of this Agreement (other than non-payment) within thirty (30) days of receipt of written notice thereof.

6.3 EFFECT OF TERMINATION: If this Agreement expires or is terminated for any reason, the license granted hereunder shall terminate, and Accrue's right to distribute the licensed Product shall end immediately. Within thirty
      (30) days following such termination, Accrue shall return or destroy all copies of Product in Accrue's possession (other than one copy, for support of existing licenses) and certify in writing that all other copies of Product have been destroyed or returned. Notwithstanding any conflicting provision herein, following termination of this Agreement and for so long thereafter as is necessary for Accrue to satisfy obligations for support and maintenance services to its end users, Accrue shall have a limited license to use and modify a copy of the Product solely for such purposes, provided however that Accrue shall provide mutually acceptable assurances to Visualize which are appropriate under the circumstances. None of Accrue's existing sublicenses to end users for Product in Accrue's Application shall be affected by any termination of this Agreement and such licenses shall remain in full force and effect until the end of their then respective terms. After


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     termination, Accrue shall also have the right to distribute Maintenance
     Releases and Product Releases to Accrue's end users, at Visualize's then standard rates and payment terms.

6.4 NO DAMAGES FOR TERMINATION: Neither Visualize nor Accrue shall be liable to the other for lost profits or incidental, punitive, or consequential damages relative to termination of this Agreement in accordance with Section 6.2, even if advised of the possibility of such damages.

6.5 SURVIVAL: Sections, 2.3, 3.3 (except as modified by Section 6.3), 4.2, 5, 6 and 7, as well as Accrue's obligations to pay Visualize all sums due hereunder and all provisions regarding limitations of liability and remedies, shall survive termination or expiration of this Agreement.

7.   MISCELLANEOUS PROVISIONS

7.1 NO JOINT VENTURE: This is an Agreement between separate legal entities and neither is the agent or employee of the other for any purpose whatsoever. The parties do not intend to create a partnership or joint venture between themselves. Neither party shall have the right to bind the other to any Agreement with a third party or to incur any obligation or liability on behalf of the other party.

7.2 WAIVER: The failure of either party to exercise any of its rights under this Agreement or to require the performance of any term or provision of this Agreement, or the waiver by either party of such breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such right or be deemed a waiver of any subsequent breach of the same or any other term or provision of this Agreement. Any waiver of the performance of any of the terms or conditions of this Agreement shall be effective only if in writing and signed by the party against which such waiver is to be enforced.

7.3 VALIDITY: If any of the terms and provisions of this Agreement are invalid or unenforceable, such terms or provisions shall not invalidate the rest of the Agreement which shall remain in full force and effect as if such invalidated or unenforceable terms or provisions had not been made a part of this Agreement. In the event this Section 7.3 becomes operative, the parties agree to attempt to negotiate a settlement that carries out the economic intent of the term(s) found invalid or unenforceable.

7.4 FORCE MAJEURE: If circumstances beyond the control of the parties shall temporarily make it impossible for either or both of them to perform their agreements hereunder, then the principles of force majeure shall apply and the right and obligations of the parties shall be temporarily suspended during the force majeure period to the extent that such performance is reasonably affected thereby. If such circumstances continue for 60 days, the performing party may terminate the agreement.

7.5 NOTICES: All notices and other communications herein provided for shall be sent by postage prepaid, via registered or certified mail or Federal Express, return receipt requested, or delivered personally to the parties at their respective addresses as set forth on the first page of this Agreement or to such other address as either party shall give to the other party in the manner provided herein for giving notice or by email or facsimile to the appropriate contact listed in Section 7.11 below. Notice by mail, email and facsimile shall be considered given on the date received. Notice delivered personally shall be considered given at the time it is delivered.
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7.6  TRANSFER, ETC.: Neither party may assign, transfer or delegate this
     Agreement or any such party's right and obligation hereunder to any third party hereto except as provide in this subsection, without the consent of the other party, which consent shall not be unreasonably withheld. Either party may assign this Agreement in its entirety to a subsidiary or affiliate so long as such party remains primarily liable for its obligations hereunder. In addition, either party may assign this Agreement in its entirety to any party that acquires a majority of such party's stock or substantially all of such party's assets relating to that portion of such party's business that is related to the subject of this Agreement. Any attempted assigned, delegation, or transfer in contravention of this subsection shall be null and void.

7.7 SUCCESSORS AND PERMITTED ASSIGNS: This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns.

7.8 COMPLETE AGREEMENT: This Agreement contains the whole agreement between the parties concerning the subject matter hereof and there are no collateral or precedent representations, agreements, or conditions not specifically set forth herein. Any modification or amendment of any provision of this Agreement must be in writing, signed by the parties hereto and dated subsequent to the date thereof.

7.9 LAWS GOVERNING AGREEMENT: The validity of this Agreement and the rights, obligations, and relations of the parties hereunder shall be construed and determined under and in accordance with the laws of the State of Arizona. Any dispute arising hereunder will be decided binding arbitration by a panel of three arbitrators (one selected by each party, and the third arbitrator selected by the first two arbitrators) under the rules of the American Arbitration Association in Phoenix, Arizona.

7.10 NO THIRD PARTY BENEFICIARIES: The provisions of this Agreement are solely for the benefit of the parties hereto, and not for the benefit of any other person, persons, or legal entities.

7.11 CONTACTS: The initial principal contacts for notices under this Agreement shall be as follows:

                                  Visualize            Accrue
                                  ---------------      --------------
Administrative/Business Contact:  John Grustafson      Harrison Paist

Engineering                       David Krider
                                                       --------------

PR/Marketing                      Gary Manton
                                                       --------------

IN WITNESS WHEREOF, the initial contacts for notices under this Agreement shall be as follows:

ACCRUE SOFTWARE, INC.                  VISUALIZE, INC.

By: /s/ GREGORY C. WALKER              By: /s/ GARY MANTON
    -------------------------              -------------------------

Name: Gregory C. Walker                Name: Gary Manton
     ------------------------               ------------------------

Title: CFO                             Title: VP Marketing
      -----------------------                -----------------------




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                                   EXHIBIT A

"Product" for the purposes of this Agreement is defined as the following:

VantagePoint(TM) 4.2 consisting of the set of software and documentation components necessary to integrate VantagePoint(TM) 4.2 into Application. These include the following:

- Runtime.class files for redistribution with Application and the output of Application created by end-users.

-       Javadoc generated HTML.API documentation.

-       VantagePoint(TM) 4.2 Manual and Tutorial.

- Use of developer key (which unlocks the functionality of the library) for the term of the Agreement. The developer key remains the exclusive property of Visualize, and may not be transferred or disclosed to a third party without written permission from Visualize, unless such disclosure is necessary to implement the intent and purpose of this Agreement.
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                                   EXHIBIT B

Except as noted below, Accrue will pay [*] from the sale of Application, subject to [*]. Accrue will not pay royalties for services provided to end users in respect of the Application (including maintenance and support services, but excluding upgrade fees paid by customers for Maintenance Releases and Product Releases) or trial licenses to an unlimited number of end users. Accrue will pay [*]. Royalties will in no event [*].


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                                   EXHIBIT C

The Application is defined to be Accrue Insight, a web analysis tool enabling analysis of Web site information and other data integrated into the Insight data store.